Exhibit 16

December 1, 2020
Securities and Exchange Commission 100 F Street, N.E.
Washington, DC 20549
Ladies and Gentlemen:
We have read the statements made by Capstone Companies, Inc. (the “Company”) set forth under Item 4.01 of its Current Report on Form 8-K regarding the recent change in independent registered public accountants. We agree with the statements concerning our firm in such Form 8- K.
We have no basis to agree or disagree with other statements made by the Company in the Form 8-K.
Kaufman, Rossin & Co., P.A.